Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Pat Macellaro
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces September and Third Quarter Catastrophe Loss Estimate

NORTHBROOK, Ill., October 16, 2014 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of September 2014 of $250 million, pre-tax ($163 million after-tax), and an estimated $517 million, pre-tax ($336 million after-tax), for third quarter 2014. Catastrophe losses occurring in the third quarter comprised 29 events at an estimated cost of $384 million, pre-tax, plus increased reserve reestimates of prior reported catastrophe losses.  One severe weather event, primarily in the state of Colorado on September 29, 2014, accounted for over a third of catastrophe losses that occurred in the third quarter.  The reserve reestimates are due to higher than anticipated reported property claims related to two severe weather events in the second quarter of 2014.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about catastrophe losses. These statements are based on our estimates and assumptions that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Management believes the estimated impact of catastrophe losses, including net loss reserves, are appropriately established and recorded based on available facts, information, laws and regulations. However, actual results may differ materially from those projected in the forward-looking statements in this news release and from the amounts currently recorded for a variety of reasons, including the following:

•                  Our policyholders’ ability to report and our ability to adjust claims may have been impeded by the extent of the devastation and the number of areas affected.

•                  It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

•                  Our estimate for the ultimate costs of repairs may not prove to be correct because of increased demand for services and supplies in the areas affected by the catastrophes.

•                  The number of incurred but not reported (IBNR) claims may be greater or less than currently anticipated.

We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

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